                                                      PAPER B

                                    Achieving Our Potential: Progress Towards a
                                         New Generation of Economic Growth

Introduction

Today, Ontario provides a quality of life that is among the highest in the world.  There is, however, no room for complacency.  In an era where ideas and technology spread rapidly over borders, where barriers to trade are falling and where global competition is fierce,  the challenge of improving living standards is significant.  In Ontario's case, this challenge is compounded by the recent strengthening of the Canadian dollar and the emergence of new competitors in countries with lower production costs.

Productivity gains are the key to improving living standards--the government's primary economic objective.  The government recognizes that the private sector is the principal source of economic growth and rising prosperity. However, the government does have an important role to play in fostering a positive business climate and making strategic investments in postsecondary education, public infrastructure and services.  Underpinning the government's ability to promote economic prosperity is a firm commitment to fiscal discipline.  The government's plan to restore fiscal discipline to Ontario is outlined in Paper A, Investing in People--Managing Ontario's Finances.

This paper outlines the government's economic strategy to secure the investments in both people and capital that will foster productivity improvements and achieve the potential of Ontario's economy to create more jobs and higher incomes.  These results could be enhanced by the active co-operation of the federal government in pursuing policies that recognize that a strong Ontario economy means a strong Canadian economy.

The key elements of the government strategy for making progress towards a new generation of economic growth include:

o    new $6.2 billion cumulative investment by 2009-10 in Reaching Higher: The McGuinty
     Government Plan for Postsecondary Education, to create quality higher education, improve access and ensure Ontario's colleges and universities remain competitive with the best in the world;
o    investing in roads, bridges, public transit, water and sewage treatment, hospitals, schools, colleges, universities and other capital projects through a five-year public infrastructure plan with a total value of more than $30 billion;
o    taking steps to ensure a reliable, sustainable electricity supply, including the development of new sources of clean, renewable power and initiatives to encourage conservation;
o    maintaining a competitive tax and business environment;
o    modernizing the regulatory environment to strike the right balance between business needs and the public interest in the rapidly evolving global market;
o    targeting investments in key sectors to capitalize on Ontario's strengths and promote productivity improvements;

o    increasing Ontario's public research and development investments and proposing to establish the
     Research Council of Ontario, strengthening regional innovation networks and marketing Ontario as a leading North American jurisdiction for scientific research and innovation;
o    achieving the potential of Ontario's regions and municipalities to contribute to economic growth and prosperity; and
o    helping new Canadians and internationally trained professionals integrate more rapidly into the
     Ontario economy.

Details of the government's economic strategy are presented in the following sections:

o    Section I describes Reaching Higher: The McGuinty Government Plan for Postsecondary
     Education as well as measures to help new Canadians enter the labour force more quickly;
o    Section II focuses on encouraging business investment, key sector initiatives and modernizing regulation;
o    Section III describes government strategies to promote growth and innovation through improved co-ordination of research;
o    Section IV outlines a fiscally responsible approach to strategic infrastructure investments; and
o    Section V describes strategic measures that the government is taking to support effective participation of Ontario's cities and regions in the next generation of economic growth.

The Appendix provides the macroeconomic projections that underlie the 2005 Budget fiscal plan.

Section I: Knowledge and Skills: Key to Economic
Prosperity

An educated and skilled workforce provides the key competitive edge for Ontario in the 21st century.
In coming years, the brains and know-how of the workforce will provide ideas and skills to drive an innovative economy--one that is able to respond to challenges and seize opportunities in a fast-paced global market.  Knowledge workers act as a magnet for leading-edge firms seeking to invest in new ideas.  In addition, workers with up-to-date skills can make the most of emerging technologies and contribute to a more productive economy that can compete successfully for international investment capital.

Industries and occupations are constantly evolving and requiring new skills.  What is new today is the level and breadth of knowledge and skill necessary to prosper.  Ontario's workers and employers must be flexible and responsive to succeed in the global marketplace.  With recent education investments by other jurisdictions, an increasingly competitive global economy and the relentless advance of new technologies, Ontario must also ensure that its institutions of higher learning that educate the skilled workers required are competitive with the best in the world.

The emerging challenges of the global marketplace are compounded by the fact that Ontario's labour force is aging and forecast to grow more slowly over the next few decades.  Although Ontario's population is relatively younger compared to European countries and Japan, it is projected to age faster than that of the United States, mainly because of a lower fertility rate.

Baby Boom Will Drive Aging of the Population and Slower Labour-Force Growth

o    The baby-boom cohort, which comprises one-third of Ontario's population, is starting to approach retirement.
o    Baby boomers will begin to turn 65, starting in 2011.  Seniors will make up 22 per cent of the population by 2031, compared to 13 per cent now.
o    The working-age population will also be older: the share of those aged 50+ is projected to rise from 37 per cent in
     2005 to 48 per cent in 2031 while the share of youth will fall from 17 per cent to 13 per cent.
o    The number of people turning age 65 will, for the first time, outpace youth turning age 15 in 2017.

This demographic challenge requires labour-market policies that unlock the full potential of Ontario's working-age population so that slower labour-force growth will not be a drag on the economy in years to come. This means ensuring that educational institutions equip people with the leading-edge expertise and skill sets required to contribute to Ontario's economy. It means knowledge and skills must be kept current through lifelong learning and on-the-job training.  It means making full use of new Canadians' skills.  It also means encouraging the broadest labour-force participation of the working-age population, including older workers who want to work for as many years as they are willing and able, and youth with little education and poor job prospects.

REACHING HIGHER: THE MCGUINTY GOVERNMENT PLAN FOR
POSTSECONDARY EDUCATION
In the 2005 Budget, Ontario is making an essential strategic investment in the knowledge and skills of
Ontario's workforce that will translate into competitive advantage and economic growth.

Strong People, Strong Economy

"Ontario will be the place to be when our citizens are equipped to compete with people all over the world for the best jobs and investment.  We will build a prosperous economy that is grounded in the knowledge and know-how of our people.
Improving the quality of our workforce spurs economic growth and stimulates investment in innovation and better public health care.  Strong people build a strong economy."--Getting Results for Ontario, Premier's Progress Report, 2004.

Reaching Higher is a comprehensive plan for postsecondary education and training--one that improves access, one that values quality teaching, research and student experience, and one that supports economic prosperity and a higher standard of living.

Paper A, Investing in People--Managing Ontario's Finances, describes new cumulative investments of $6.2 billion, including an additional $683 million in 2005-06, rising to $1.6 billion by 2009-10.
This will represent a 39 per cent increase in funding by 2009-10 compared to the 2004-05 funding base.  It means that funding available for student assistance will more than double, from $332 million in 2004-05 to $690 million by 2009-10.

Reaching Higher will result in higher quality education and greater accountability.  Students will benefit from greater job opportunities and higher incomes after graduation and their knowledge and skills will create the economic growth of tomorrow.

The government's new investments will be tied to performance and results.  The Reaching Higher plan will see:

o    135,000 students benefiting this year from new low-income tuition grants and other enhancements to student assistance;
o    a significant increase in the number of students enrolled in postsecondary education institutions;
o    14,000 more graduate students by 2009-10; and
o    more qualified doctors through a 15 per cent expansion of first-year medical spaces.

The investments will also result in more faculty, assured quality teaching and an improved student experience; increased access and success for francophones, aboriginals, and persons with disabilities;
and improved public reporting of system-wide results.

Reaching Higher:  The McGuinty Government Plan for Postsecondary Education

Total New Investment
o    New cumulative investments of $6.2 billion by 2009-10.  Additional new investments of $683 million this year, rising to $1.6 billion by 2009-10 over the 2004-05 funding base.
o    Represents a 39 per cent increase, including a doubling of funding available for student financial assistance compared to 2004-05.

Access
o    Significantly increase the number of students enrolled in postsecondary institutions.
o    $358 million additional funding for student financial assistance by 2009-10; $192 million of new funding in 2005-06.
o    New low-income tuition grants, in partnership with the federal government and the Canada Millennium Scholarship
     Foundation, higher weekly loan limits and reduced parental contributions, benefiting 135,000 low- and medium-
     income students in 2005-06.
o    $50 million annually for the Ontario Trust for Student Support to match private-sector contributions to create endowments for student support.
o    $100 million to create endowments at universities that will provide fellowships for outstanding graduate students.
o    $55 million annually by 2009-10 to improve access and success of under-represented groups.
o    $20 million annually by 2007-08 for northern and rural colleges to increase opportunity and ensure quality.
o    A strategy to attract more international students and encourage study abroad for Ontario students.
o    $220 million new investment annually by 2009-10 to expand graduate education by 14,000 students.
o    $95 million new funding to improve medical education and expand first-year spaces by 15 per cent by 2008-09.
o    Capital support to expand graduate and medical school facilities.
o    $20 million annually by 2007-08 for new apprenticeship initiatives and other investments for new Canadians.

Quality
o    $1.2 billion or a 35 per cent additional investment in operating grants by 2009-10--supporting enrolment growth, hiring faculty, improving student resources, expanding graduate education and enhancing student experience.
o    A proposed Research Council of Ontario to co-ordinate research priorities.
o    $25 million to endow new faculty chairs for research and to improve graduate education.

Accountability
o    A proposed Higher Education Quality Council of Ontario to take a lead role on system performance and measures.
o    New bilateral performance agreements with all public institutions to improve accountability.

INTEGRATION OF NEW CANADIANS INTO THE LABOUR MARKET
The government is also investing in enhanced services to help new Canadians enter the labour market more quickly.

[A graph showing the participation and employment rates for
 immigrants and non-immigrants in Ontario for the year 2001.]

Ontario welcomes about 125,000 new
Canadians every year, fully half or more of
all new Canadians. While new Canadians
tend to arrive with even stronger educational
credentials than the Ontario population as a
whole, many new Canadians encounter
barriers to working to their full potential.
According to Statistics Canada, recently
arrived immigrants have lower employment
rates and lower earnings than those who
arrived in previous decades.

New Canadians already account for a
significant proportion of net labour-force
growth. As the population ages and fertility rates continue to be low, this will increase to the point that, within the next decade, new Canadians may be the only source of net labour-force growth. With current and expected shortages in many occupations and skilled trades, Ontario's economy must utilize new Canadians' potential.

The government has made progress in removing barriers to credential recognition, working with 36 occupational regulators. Ontario has funded over 35 bridging support and employment projects to integrate new Canadians more quickly into Ontario's labour market and has implemented the successful International Medical Graduates Ontario system to train and license foreign-trained physicians.

NEW TRAINING INVESTMENTS
Additional investments outlined in this Budget will help expand the apprenticeship system, improve job prospects for new Canadians, and create new opportunities for at-risk youth. An effective partnership with the federal government and signed labour-market and immigration agreements would provide important new resources to deliver on Ontario's labour-market priorities.

New Training Investments

o    $10 million in 2006-07, rising to $17.5 million annually by 2007-08, for new services for new Canadians and prospective apprentices, including outreach, assessment, pre-apprenticeship and academic upgrading, as part of the new One-Stop Training and Employment System.
o    Labour Market Integration Assistance for New Canadians
     -   $2.5 million annually for expansion of Bridge Training programs that help skilled new Canadians move quickly into the labour market;
     -   $4 million over the next two years for colleges to pilot re-engineered processes and programs to help new
         Canadians access college education and jobs; and
     -   $1 million over two years to pilot programs to encourage employers to better recognize the skills of new
         Canadians.

The initiatives in this Budget build on training programs announced in the 2004 Budget with new investments that reinforce the government's priorities.

                                   Current Training Initiatives and Results
                        Commitments:                                       Results to Date:
o    $11.7 million by 2006-07 to expand            o    Exceeded target of 19,000 new registrants in 2004-05.  On
     apprenticeship.                                    target to increase new registrants by 7,000, reaching 26,000 in total per year by 2007-08.
o    $95 million Apprenticeship Training Tax       o    Tax Credit legislated and endorsed by employer groups.
     Credit to encourage employers to hire more
     apprentices.  Up to $15,000 available over
     the first three years of an eligible
     apprenticeship.
o    $15 million annual funding by 2007-08 for     o    Already provided academic upgrading opportunities for about
     new academic upgrading and training                800 at-risk youth and adults.  Will serve 6,000 at maturity.
     options for early high school leavers.
o    $12.5 million by 2005-06 to expand Bridge     o    Over 35 Bridge Training projects.  Enhanced language training
     Training and other employment services for         for 3,000 people.  Information and referral for 5,000 clients and
     new Canadians to enter the workforce.              more intensive employment services for 650 through Job
                                                        Connect.
o    Eliminate barriers to credential recognition  o    Released "Opening Doors--An Investment in Prosperity" in
     and job entry for new Canadians.                   January 2005, reporting on progress made in a number of
                                                        professions and trades.
o    $4.5 million by 2005-06 for                   o    Program implemented and first 100 scholarship recipients
     scholarship/employer bonuses for high              identified.
     school leavers entering apprenticeship.

o    Design and implement new One-Stop             o    Consultation and planning underway.
     Training and Employment System.
o    $111 million annually for Job Connect         o    129,000 people, largely youth, served by Job Connect in
     labour-market training and support services.       2004-05.  80 per cent found a job or went on to further
                                                        education and training.
o    $52 million annually for Ontario Summer       o    More than 61,000 young people found summer jobs or started
     Jobs Strategy.                                     their own businesses in 2004-05.
o    JobsNow, an innovative pilot project in six   o    Approximately 1,500 jobs already identified and first job
     communities to help people leave welfare for       placements underway.
     work.
-------------------------------------------------  -----------------------------------------------------------------

Section II: Encouraging Business Investment
[A graph showing Ontario corporations' profits as per cent of GDP, compared to the U.S., for the years 1981 to 2002.]

The Ontario Government recognizes that the private sector is the principal source of economic growth and increasing prosperity.  Businesses assess a large number of factors in deciding where to invest, including the quality of government services, infrastructure and, above all, the skills of the workforce.

One of the government's principal goals is to make
Ontario more attractive to investors.  To achieve
this, Ontario has to compete by finding the right
balance between taxation and government services
and by delivering excellent value in the services
provided.

Studies looking at the total cost of doing business,
including all taxes paid by firms, have found that
costs in Ontario are lower than in the United
States.  This has resulted in a favourable level of
profitability for corporations operating in Ontario.
In fact, corporate after-tax profits are a higher share of GDP in Ontario than in the United States.  One of Ontario's key benefits is its publicly funded health care system, which provides its exporters with a substantial cost advantage relative to their U.S. competitors.  A 2002 survey for the Ontario Chamber of Commerce suggests that almost two-thirds of respondents consider our health care system to be a competitive advantage.  In contrast, U.S. firms are increasingly concerned about how their health care system is affecting U.S. competitiveness.

"The cost of health care in the U.S. is making American businesses extremely uncompetitive vs. our global counterparts."
--G. Richard Wagoner Jr., Chairman and CEO, General Motors Corporation

[A graph showing the Ontario business sector machinery and equipment capital stock relative to working-age population, compared to the U.S., for the years 1989 to 2003.]

New capital investment is critical, bringing with it
new technology that allows work to be done more
efficiently, and enabling companies to increase the
wages and salaries they pay to their employees.
New capital investment also creates more and
better jobs.

Ontario does, however, face challenges over the
next few years.  Existing competitors in Canada
and around the world are actively pursuing
opportunities to attract innovative, high-value
investments and new competitors are emerging as
technology links more and more countries around
the globe.  Moreover, Ontario's cost advantages

have been narrowed by an appreciation of the Canadian dollar of about 25 per cent against the U.S.
dollar since January 2003.

By investing in education and training, pursuing opportunities for targeted, strategic investments and supporting continuous improvement in the business environment by modernizing regulation, the government is acting to meet these challenges.

CORPORATE TAXATION
Ontario already has a competitive level of corporate tax rates.  The rates remain lower than those in the neighbouring states of the United States.  In addition, Ontario is proceeding with phasing out the capital tax, a tax widely acknowledged as detrimental to the investment climate.  Ontario also has a very favourable tax rate for small business corporations, which provides strong encouragement to entrepreneurial individuals to start new businesses.

To further support business investment, this Budget proposes to parallel recently announced federal regulatory changes, to align the capital cost allowance (CCA) rates with the useful life of assets and to encourage investment in assets used to generate efficient and renewable energy, subject to federal implementation.

SECTOR ADVANTAGES AND STRATEGIES
Today, Ontario's skilled workforce, competitive business costs and superior quality of life are tremendous advantages with the potential to attract more international firms seeking access to U.S.
markets.

o    Ontario's top 10 manufacturing export industries enjoy a major labour skills advantage, particularly in college credentials, as about 48 per cent of their workforce have completed postsecondary education (33 per cent college and 14 per cent university). In the United States, only 32 per cent of the workforce in these industries have completed a similar level of education
     (nine per cent college and 23 per cent university).
o    This skills advantage is enhanced by a labour cost advantage (including health care costs)--seven out of the top 10 manufacturing export industries have a labour cost advantage compared to the
     United States, ranging as high as 19 per cent for computer and electronics, 16 per cent for the auto sector and 15 per cent for chemicals.

Ontario's Top 10 Manufacturing Export Industries Have a Substantial Skills Advantage (2001)*
----------------------------------------------------------------------------------------------------------------------
                                             Per Cent of Workforce with Completed Postsecondary Education
                                 -------------------------------------------------------------------------------------
                                    Ontario's Skills          College         College      University     University
                                       Advantage*             Ontario           U.S.         Ontario         U.S.
                                 ----------------------- ------------------ ------------  ------------- --------------
Motor Vehicle & Equipment                  16                    32              8             10             19
Chemical                                   12                    33              7             28             41
Machinery                                  27                    47              12            13             21
Primary Metals                             25                    38              8              8             14
Computer & Electronic                      16                    33              11            38             44
Plastic & Rubber                           13                    26              8             11             16
Food                                       19                    26              5             12             14
Pulp & Paper                               16                    33              8              9             17
Fabricated Metals                          25                    39              8              9             13
Furniture                                  18                    26              8             10             10
Total                                      16                    33              9             14             23
-------------------------------  ----------------------- ------------------ ------------  ------------- --------------
* Per cent of Ontario's workforce with completed postsecondary education minus that of the U.S.  Ages 25 and older.
Numbers do not add due to rounding.
Sources: Statistics Canada (Census), Bureau of Labour Statistics (CPS) and Ontario Ministry of Finance comparisons based on OECD standardized educational attainment categories.
                                 ----------------------- ------------------ ------------  ------------- --------------

Recently released Statistics Canada data1 show that, over the past five years, Ontario (with 41 per cent of Canada's GDP) attracted 50 per cent of all the machinery and equipment (M&E) investment by foreign investors in Canada.  Of all the M&E investment undertaken in Ontario, 39 per cent was by foreign owners. Much of this is in the form of expansion by companies that are already located in
Ontario, rather than by new enterprises.  Both kinds of investment are important.

However, the Province must continue to invest and innovate in order to remain competitive.
Postsecondary and training initiatives are such investments.  Strategic public investments can also enhance the competitive advantages of key sectors.

The Ontario Automotive Investment Strategy is bolstering the economy's strong and productive automotive industry through investment in innovation and skills. This will consolidate the foundation for Ontario's leading position in this important industry, with the best-educated, most highly skilled, productive workforce in North America.  Supporting the industry's progress in developing innovative
--------
     1   Foreign and Domestic Investment in Canada, Catalogue no. 61-232-XIB, February 2005.

processes and technology, the government has committed up to $235 million for GM Canada and
$100 million for Ford Canada, leveraging investments totalling $2.5 billion by General Motors and over $1 billion by Ford.

Ontario agriculture enjoys a favourable climate and soils, and proximity to major markets, but has been challenged recently with low grain and oilseed prices and with the interruption of cattle and beef trade.

To help keep the agri-food sector positioned for success, the government has provided over
$170 million in support for grain and oilseed farmers, as well as up to $30 million announced last fall to help the cattle industry recover from export restrictions. To enhance consumer confidence in
Ontario's meat products, the government is tightening meat safety standards and has provided
$25 million to help meat processors meet the new requirements.

Creative industries and people are an emerging engine of economic growth, contributing to dynamic and cohesive communities.

The Entertainment and Creative Cluster comprises the arts, cultural media industries (e.g., publishing, sound recording, film and television production, interactive digital, video game developers), related high-tech companies (e.g., software and post-production houses) as well as independent artists, authors, musicians and filmmakers. There are also extensive linkages with fashion, architecture, graphic and industrial design sectors.

By building on the creativity and diverse skills already found here, the creative industries in Ontario can be leaders in the global marketplace. By targeting the convergence of creativity and technology and broadening the audience for cultural output developed in Ontario, creativity-based enterprises are catalysts for economic growth.

Actions to Support an Entertainment and Creative Cluster

o    In addition to enhanced tax incentives for film and television production announced in December 2004, this Budget proposes enhancements to the tax incentives for sound recording, book publishing, interactive digital media and computer animation to promote a competitive and stable environment in which to produce innovative cultural products.
o    Strategic investments of $10 million in the Canadian Film Centre and $5 million for the Royal Conservatory of Music's
     Learning Through The Arts program will support training opportunities to nurture creative talent as the foundation of the next generation of culture and media.
o    Provincial commitments to highlight Ontario's cultural renaissance and spirit of diversity will increase cultural tourism.
     The Lord of the Rings stage show will make its world premiere early next year in Toronto. Assisted by a $3 million
     Provincial loan, the show will reinforce the province's international reputation as an entertainment leader. To build on the Toronto International Film Festival's success, the Province has committed $25 million towards a permanent home for the Festival, which has been matched by federal funding.
---------------------------------------------------------------------------------------------------------------

One of the ways that the creative arts supports economic growth is by attracting tourists to Ontario.
The unveiling of new facilities and visions by several major cultural institutions in 2006, such as the
Royal Ontario Museum, Canadian Opera Company and Gardiner Museum of Ceramic Arts, will encourage more visitors to experience all that Ontario has to offer.

In line with these moves, Ontario's position as an attractive destination for tourists is bolstered by a new casino in Niagara, which opened in 2004.  In addition, $400 million has been committed for improvements to Casino Windsor to encourage economic growth and revitalization opportunities.

The mining industry is benefiting from strong global demand.  New opportunities for diamond mining are creating a new industry in the north. Ontario offers potential for other new mineral discoveries as well and continues to spur grassroots mineral exploration with a flow-through share tax credit, in contrast to the elimination of this credit by the federal government in December 2005. As well, the
Budget is announcing a $15 million initiative to expand geological surveying in the north.

MODERNIZING REGULATION
In today's global economy, governments' regulatory reach is pervasive and often overlapping, affecting diverse areas such as justice and property rights, competition, health and safety, labour relations, environment, land use and financial markets.  Achieving the correct balance in regulation is critical to unlocking the potential of businesses to adapt to changing markets and seize profitable opportunities to create income while protecting the public interest.

There is considerable international evidence that businesses view the regulatory environment as an important factor when making global investment decisions.  Several organizations undertake annual comparisons of interjurisdictional competitiveness, some more specialized in scope than others, but all pay attention to regulatory features.

The OECD studies the regulatory environment in industrialized countries.  It has noted the importance of flexible, performance-oriented regulatory standards, which allow business to choose the most efficient means of achieving outcomes.  This includes a greater role for self-regulatory processes, such as industry-led standards development and formal self-regulatory organizations (SROs).

One of the critical issues for companies and foreign investors is the efficiency, effectiveness and fairness of business and financial services regulation. To secure Ontario's position as an attractive and secure place to invest, regulators need to continue to move forward to modernize regulation and keep up with a changing global marketplace.

o    Ontario's recently announced Small Business Agency will help small business grow and succeed by promoting regulatory best practices, streamlining paperwork and ensuring that small business interests are considered as part of the government's decision-making process.

o    Ontario will work closely with the federal government on its Smart Regulation initiative. This effort is intended to lead to better regulations that safeguard the interests of Canadians while securing the right conditions for economic growth.
o    Ontario is pursuing initiatives to modernize business law in areas such as commercial and securities law, mortgage brokering and credit union regulation.

Modernizing Financial Regulation to Support a New Generation of Economic Growth

o    Modern business laws must reflect current market realities and embody high standards of investor protection and corporate governance.  An updated commercial law framework would support a competitive business environment that attracts investment and ensures prosperity for the people of Ontario.
o    The Minister of Consumer and Business Services will be leading the implementation of a multi-year plan to update
     Ontario's commercial law framework.  Later this year, updated securities transfer legislation will be introduced to address the legal uncertainty that now exists and enhance the competitive position of Canada's capital markets and securities firms.  Changes will be proposed to conform Ontario's corporate and securities laws and to reconcile inconsistencies and eliminate duplication.  Longer term, comprehensive legislation to modernize Ontario's corporate laws to improve governance and accountability will be developed.
o    The government has already responded to several of the recommendations of the Standing Committee on Finance and Economic Affairs (SCFEA) Report on the Five Year Review of the Securities Act.  Responding to a key
     recommendation, legislation was passed in 2004 to allow the government to implement broader rights for investors to sue public companies for disclosing false or misleading information.  The government remains committed to quickly completing the final steps needed to implement this change, including the associated regulation changes.
o    The Chair of Management Board is leading work to ensure that, later this year, the next round of legislative changes to respond to the SCFEA Report, including some that would support moving to a common securities regulator, will be introduced.  Longer term, updated legislation that could serve as the basis for the common set of securities' laws to underpin a common securities regulator will be introduced.
o    A common securities regulator is key to making Canada's capital markets more competitive and more efficient.  It would reduce the regulatory burden on companies and lead to better and more consistent enforcement, which means greater protection for investors.  That would help attract investment to all provinces and territories and help ensure that businesses can access the capital they need to grow and expand.
o    The government reaffirms its 2004 Budget commitment to introduce a bill to replace the Mortgage Brokers Act in
     2005.  Following consultations on a discussion paper, in March 2005, the government released for public comment a consultation draft of the Mortgage Brokerages, Mortgage Lenders and Mortgage Administrators Act along with draft licensing regulations.  The proposed legislation would improve consumer protection, streamline regulatory requirements, ensure cost-effective regulation, and harmonize with other regulatory bodies and jurisdictions where appropriate.
o    The review of the Credit Unions and Caisses Populaires Act is well underway. The government has been working with the sector to identify proposed changes to the legislation that would modernize the rules and enable credit unions and caisses populaires to better serve their customers and compete in the financial services marketplace.
     The government reaffirms its intention to introduce amendments to the Act by the fiscal year ending 2006.

o    The government is also proposing to update pensions legislation to facilitate the effective administration of multijurisdictional and jointly sponsored pension plans.

Modernizing Pension Regulation

Employment Pension Plans
o    Ontario intends to introduce amendments to implement an accord being discussed between Ontario and Quebec on common pension standards for employment pension plans with members in both provinces.  With the assistance of the Canadian Association of Pension Supervisory Authorities (CAPSA), the proposed Ontario-Quebec pension accord is expected to serve as a template for an expanded Canadian agreement, thus simplifying pension regulation for employers with employees working in more than one jurisdiction.

Jointly Sponsored Pension Plans
o    The Pension Benefits Act (PBA) was written with traditional sole sponsorship, defined benefit pension plans in mind where the employer is solely responsible for making special payments in respect of a going-concern unfunded liability or solvency deficiency.  The PBA assumes that plan members are not responsible for making such payments.

o    With the establishment of Jointly Sponsored Defined Benefit Pension Plans (JSPs), conflicts may exist between some of the provisions of these plans and the PBA requirements.  In order to address these conflicts, the Province will issue a discussion paper that will identify areas of conflict and propose solutions.  Legislation to amend the PBA to address these issues will be introduced in the fall and, if approved by the legislature, it is expected that the changes will be in effect before year-end.  Amendments to the PBA Regulation would also be required.

o    The Teachers' Pension Act (TPA) already includes provisions that address some but not all of the identified conflicts.
     It is proposed that these provisions in the TPA be amended or repealed at the same time as the PBA amendments come into force, as the amendments to the PBA would provide consistent rules for all JSPs.

In February 2005, the Chair of Management Board announced the establishment of a panel of knowledgeable and well-respected individuals from across the country to advance the design of a common securities regulator and demonstrate how it can serve the needs of all provinces and territories.  The panel is chaired by Purdy Crawford, an eminent lawyer and corporate leader.

Canada is the only developed nation without some form of national securities regulator. Other countries recognize that deep pools of capital, with broad and active participation of investors and listed companies, are necessary for competitive and effective equity markets.

Canada's equity market is only six per cent of the size of the equity market in the United States, our most critical competitor. Only a small proportion of Canadian public companies have access to this larger U.S. pool.  Within Canada's relatively small market, only 16 per cent of public companies benefit from access to investors in all provinces.

Fragmented securities regulation means it is unusually difficult and costly for the remaining
84 per cent, mainly small and medium-sized public companies, to raise money.  They have access to a limited number of potential investors.  These companies have a substantial inherent disadvantage in raising capital relative to their U.S. competitors.

Canada needs a common securities regulator to realize the economic growth opportunities that are created by a competitive and effective equity market. A common securities regulator, a common body of securities law and a single fee structure with fees set on a cost-recovery basis would provide companies and investors with:

[A graph showing the per cent of Canandian public companies with access to the full Canadian market and the per cent with access to only some provinces.]

o    a common interpretation and consistent application of regulatory requirements, which makes compliance more straightforward;
o    more effective enforcement of securities
     laws and therefore greater protection for
     investors;
o    the largest possible capital pool for
     small and medium-sized public and
     private companies, wherever they may
     be located across Canada;
o    fewer lost financing and investment
     opportunities that arise now from delays
     and complexities of dealing with a
     number of different laws and regulators;
o    one set of clear, consistent protections
     that is easy for investors to understand;
     and
o    cost-effective regulation.

Section III: Research and Innovation for Economic
Growth

Research and innovation are important drivers of economic growth.  Through their investments in research and development (R&D), business, governments and research institutions all play key roles in increasing Ontario's innovation capacity.

Public institutions, such as universities, colleges and hospitals, account for about one-quarter of the total R&D performed annually in Ontario, while business accounts for almost all of the rest.
Governments provide a competitive R&D tax regime and other incentives to business plus direct funding to institutions undertaking R&D activities.

The 2004 Premier's Progress Report noted a Provincial commitment of $1.8 billion over four years to support both research and commercialization through Ontario's public and not-for-profit R&D institutions.  Continued R&D investment is critical to increasing Ontario's innovation capacity, but more can be done.  Ontario must encourage partnerships and co-ordination among business, governments and institutions to lever the benefits of R&D investment and bring discoveries to market.
This is essential if Ontario is to compete with other jurisdictions, especially in the United States, which can spend more on R&D as a share of economic output partly due to the larger U.S. federal commitment to research (including military).

GREATER RESEARCH AND COMMERCIALIZATION INVESTMENT
The new Ontario Research Fund (ORF) will consolidate several Ontario research programs that have been funded separately in the past, totalling $730 million to  2007-08, for new and ongoing research commitments.  This includes the new $300 million investment in research infrastructure announced by the Premier last fall.

A consolidated Ontario Research Fund will provide operating, capital and overhead funding to support leading-edge R&D in Ontario's research institutions. Priority will be given to research in key economic sectors, including automotive, agriculture, advanced manufacturing technologies, biotechnology, information and communications, alternate energy/fuel cells, environmental technologies and nanotechnology. The Fund will also support efforts to connect youth to researchers, and attract, develop and retain world-class research talent.

Also, the government is moving towards a more co-ordinated, stable cancer research system in the province by consolidating the new Cancer Research Program with the existing Ontario Cancer
Research Network.

The Cancer Research Program will build on Ontario's existing strength in cancer research by developing a "critical mass" of cancer researchers. Working in partnership with the cancer research community in Ontario, this program will help make Ontario a recognized, leading jurisdiction in cancer research that will retain and attract the best researchers and clinicians to the province. The program will focus on supporting leading-edge cancer research across disciplines; multidisciplinary population studies of causes; prevention and early detection of cancers; translating research into programs, technologies and therapies; and working with industry to commercialize research results.
Through 2007-08, the Province of Ontario will commit $142 million for cancer research.

The Minister of Economic Development and Trade will announce the details of the ORF, including a call for proposals, and the Cancer Research Program in the near future.

As the next step, the Ontario Government proposes to establish a Research Council of Ontario. The
Research Council of Ontario is a strategic economic initiative of the government to help make Ontario a North American leader in research and to promote the province's innovation opportunities to the world.

Through greater co-ordination and alignment of public research and commercialization investments, and better dialogue with industry to identify research areas and opportunities of mutual interest,
Ontario's economy can realize a greater productivity boost than it otherwise would.  Details of the new Council will be announced in the fall of 2005.

[A map of Ontario showing the location of regional innovation networks.]

Complementing the proposed Research
Council of Ontario is a new
commercialization framework based on a
system of "regional innovation networks."
These are multi-stakeholder, regional
development organizations established with
Provincial funding that support partnerships
among business, institutions and local
governments to promote innovation.  While
initially focused on the life sciences,
Ontario's 11 active regional networks are
expanding into other areas of innovation
excellence such as information technology,
energy conservation, and advanced
materials--depending on their local strengths and opportunities.

One of the benefits of these networks is that they can bring commercialization services closer to the clients that need them--small firms, researchers, entrepreneurs and investors.  The regional networks can also facilitate access to other commercialization resources, including the Ontario Centres of
Excellence, the new Medical and Related Sciences (MaRS) centre, the Ottawa Centre for Research and
Innovation, and Communitech.

 Local Science for Global Impact

The following are some examples of how the Ontario Government will strengthen regional capacity for innovation:

o    $10 million will help support the establishment of the McMaster Innovation Park, to be built on a former industrial
     "brownfield" site in Hamilton.  The new park will become a focal point for industry, governments and institutions working together to support research excellence and innovation in advanced materials and manufacturing, nano-
     technology and bioscience.
o    The Ontario Government has provided support for the expansion of the Sudbury Neutrino Observatory Institute, a world-renowned, state-of-the-art research centre.  Retail sales tax relief was provided on the Institute's purchase of research equipment for its International Facility for Underground Science project.
o    Over three years, the provincial government is investing $6.5 million in the Medical and Related Sciences (MaRS)
     centre to help market Ontario's technology opportunities to the world.
o    A $3 million endowment to establish a research chair at the University of Guelph, which is one of Canada's leading universities in bio-agricultural research.  The government will also provide $3 million to the University of Toronto to establish a research chair in productivity and competitiveness.

INCREASING COMMERCIALIZATION OF RESEARCH
By strengthening linkages between business and institutions at the regional level, Ontario's new commercialization framework will also play a pivotal role in creating business opportunities for the province's venture capital market.

Venture capital is an essential ingredient for commercializing new technologies. While the venture capital market in Ontario has matured substantially over the past two decades, it is often a challenge to raise capital in the earlier stages of high-risk technology businesses, especially those coming from research in universities and hospitals.

The recently established Ontario Commercialization Investment Funds program will encourage research institutions to partner with accredited investors in commercializing research developed by faculty, staff and students. As well, the Ontario Research Commercialization Program will help researchers and institutions develop their inventions to an "investor-ready" state.

While these programs are being implemented, the Ontario Government will continue examining other focused approaches to overcoming bottlenecks in the commercialization of research and the creation of new businesses. In addition, the government is studying the broader venture capital market, and the role of Labour Sponsored Investment Funds (LSIFs) within the industry. The review of the LSIF program, which the government announced in the 2004 Budget along with a moratorium on new registrations, has been proceeding over the past year. It is expected that the results of this review will be released later this spring.

Overall, the benefits from Ontario's new commercialization framework will depend on a strong supportive climate for business innovation. Through modern smart regulation and various tax improvements, the government has taken steps to help financial markets work better.

Regulatory and Tax Environment Supports Innovation

The regulatory and tax environment in Ontario has improved dramatically over the past two decades, making private equity markets much more attractive to risk-taking in venture investments:

o    the Ontario Securities Commission (OSC) has modernized its regulations to facilitate access to capital for small businesses from accredited investors and capital pools;
o    federal and provincial investment regulations affecting institutional investors, such as pension funds and insurance companies, have been modernized since the mid-1980s to allow a more flexible "prudent portfolio" approach to investments;
o    the combined federal and provincial capital gains tax has been cut almost in half, and the capital gains rollover provisions for angel investors have been substantially improved; and
o    the federal tax regime governing foreign investment has been liberalized since 2000.

Section IV: Strengthening Infrastructure, the Foundation
of Ontario's Economy

For Ontario's economy to reach its full potential, it must be supported by an effective system of physical infrastructure--one that provides efficient transportation for goods and people, clean drinking water and adequate, reliable power supplies.  In order to effectively support higher living standards, infrastructure investments must strike a balance between the needs of Ontario's open, export-oriented economy and considerations such as public health and the environment.

The government has important roles as both a provider and co-ordinator of physical infrastructure.
However, as noted in Paper A, Investing in People--Managing Ontario's Finances, Ontario faces a challenging fiscal environment that must be addressed in a responsible, balanced manner.

The Province's five-year infrastructure plan includes major new investments in health, education and the economy. The total value of these investments is more than $30 billion.

Ontario's Five-Year Infrastructure Plan Highlights

o    Funding new, upgraded and expanded hospitals to reduce wait times, provide better services in high growth areas, and modernize older hospitals.
o    A substantial expansion of graduate school spaces to accommodate the double cohort as it progresses through the system, as well as new medical school spaces to expand the supply of doctors.
o    A multi-year investment in elementary and secondary school renewal that is expected to generate $4 billion in investments in the next few years.
o    An enhanced Canada-Ontario Affordable Housing Program that will help create over 15,000 new units of affordable housing, including housing in remote communities and supportive housing for victims of domestic violence and for persons suffering from mental illness.
o    Substantial improvements in border infrastructure to foster increased trade with the United States and make travel across the border quicker and easier.
o    Continued high levels of transit investment in partnership with other levels of government: $1 billion over 10 years for
     GO Transit expansion and renewal, $1 billion over five years for the Toronto Transit Commission, and $600 million for the Ottawa O-Train.
o    The first round of projects under the new Canada-Ontario Municipal Rural Infrastructure Fund (COMRIF), which will stimulate up to $900 million through federal, Ontario and municipal contributions. Many local water, wastewater, road and bridge projects will be funded in rural communities and small urban centres.
o    Meeting the government's 2004 commitment to invest $300 million over four years in research infrastructure, so that
     Ontario's universities, hospitals and research institutes can continue to attract the best and the brightest, and help the economy grow.
o    Acceleration of the four-laning of both Highway 11 and Highway 69 in northern Ontario.
o    Highway expansion projects to support economic growth, relieve congestion and address significant safety issues in southern Ontario.

In addition, another round of financing is planned by the Ontario Strategic Infrastructure Financing
Authority (OSIFA), an innovative loan program that is helping communities renew infrastructure of local importance, such as clean water, public transit, and roads and bridges.

Despite this significant investment, the need for capital in areas such as health, the environment and transportation remains substantial. The government will also consider the potential for strategic asset management initiatives. The Province will be guided by protecting and promoting the public interest, value for money and meeting government priorities. Net proceeds from asset sales will not be used for ongoing operating expenses and, as a first priority, will be invested in infrastructure improvements.

ELECTRICITY
A reliable, sustainable and diverse electricity sector is vital to building a strong and prosperous
Ontario.  Last year, the government passed the Electricity Restructuring Act, 2004 to reorganize
Ontario's electricity system to more effectively address the critical need for new supply, boost conservation and increase price stability for consumers across Ontario.  The Act created the Ontario
Power Authority (OPA) with a mandate to ensure an adequate, long-term supply of electricity and a
Conservation Bureau led by the province's first Chief Energy Conservation Officer.

By 2020, Ontario will need to refurbish, rebuild, replace or conserve approximately 25,000 megawatts of generation to meet the province's growing demand.  The government has taken steps to create new, clean, reliable and affordable sources of electricity supply, including working with its neighbours to the east and west to explore developing further hydroelectric projects to address the province's long-term supply needs.

To ensure power is delivered where it is needed, Hydro One, the company that owns the bulk of
Ontario's transmission system, is currently investing in upgrades to meet growing demand and connect new generation projects to the grid.

o    New supply projects will develop a diverse array of power sources and have the potential to add over 5,000 megawatts of new supply projects in Ontario.
     -   On April 13, 2005, four new electricity projects, including a cogeneration project, two new gas-fired generation plants and one demand response project, were approved with a total capacity of 1,675 megawatts.
     -   In November 2004, the government approved projects that will provide Ontarians with 395 megawatts of clean, renewable energy from such sources as wind, waterpower, landfill gas and biogas.
     -   Construction of the Niagara Tunnel, which will carry water from the Niagara River to OPG's Sir Adam Beck generating complex, is expected to begin in the summer of 2005.
     -   In July 2004, OPG was given approval to return an additional 515-megawatt unit at Pickering to service.  In
         March 2005, a tentative agreement was reached with Bruce Power to restart two 750-megawatt units at the
         Bruce "A" nuclear facility in Kincardine.  The government is in the process of completing its due diligence on this proposal.
     -   In April 2005, the government requested additional proposals for the generation of up to 1,000 megawatts from renewable sources.
     -   The government is working on partnering with neighbouring jurisdictions on major hydroelectric projects.  In
         September 2004, the government announced a detailed technical study on the Clean Energy Transfer Initiative
         (CETI) and proposed hydroelectric projects in northern Manitoba and a transmission line that would bring power from Manitoba to Ontario.  In March 2005, the government submitted a joint proposal with Hydro-
         Quebec and SNC-Lavalin to support Newfoundland and Labrador in the development of two major hydroelectric generation projects on the Lower Churchill River in Labrador.

As well as providing for an increase in energy supply, the government has made conservation a top priority, setting a conservation target of five per cent for Ontario by 2007 and committing to reduce its own electricity use by at least 10 per cent by 2007.  To achieve this goal, the Conservation Bureau will co-ordinate and foster conservation initiatives, including demand-side management programs.

To support conservation, smart meters will be installed in every home by 2010, giving electricity consumers the ability to reduce and shift their demand in response to electricity prices.

INVESTING IN ROADS AND MUNICIPAL INFRASTRUCTURE
Key Highway Investment Examples
Roughly 70 per cent of freight shipped in Ontario--trucks travelling six million kilometres each and every day--use roadways within the Greater Golden Horseshoe.  Increasing traffic volumes throughout the region are slowing down goods movement, resulting in lost productivity.  As a result, investments to ensure the highway network is in a good state of repair and has adequate capacity are critical.  This Budget includes a significant increase in highway rehabilitation investments over the next five years to improve highway conditions.

Projects in southern Ontario will focus on improvements to Highway 401 and the QEW throughout the
Greater Golden Horseshoe and on other trade corridors, such as Highway 417 in Ottawa.  The government has also begun to plan options for new corridors throughout the province, including a
Niagara-GTA corridor, Highway 407 East Completion and extensions to Highways 404 and 427.
Easing border congestion is also a key element in promoting strong economic growth across the province.  The Ontario Chamber of Commerce estimates that border congestion costs the Ontario economy over $5 billion annually.

Border traffic has grown considerably in the last decade due to the shift to just-in-time inventory systems and to the signing of free trade agreements with the United States and Mexico.

On a per-capita basis, the value of trade by
truck between Ontario and the United
[A graph showing the trade-by-truck across the U.S. border
 with selected provinces and Mexico in Canadian dollars per capita for the year 2004.]

that of
Mexico or any other province with the
United States.

On April 21, 2005, the Province and the
federal government committed a total of
$129 million to move forward with a
number of initiatives in response to the
recommendations contained in the recent
Schwartz Report on the Windsor Gateway.
On April 20, 2005, the Province also
announced that it will fund the municipal
environmental assessment for the proposed
Huron Church truck bypass, a key
recommendation of the Schwartz Report.  If the environmental assessment study is approved, the
Province will also provide up to $150 million for the construction of the truck bypass.

These projects will complement efforts already underway by the Canadian and U.S. governments to reduce crossing times across the Windsor-Detroit border by 25 per cent over the next year, by providing additional resources for processing commercial traffic.

Supporting Investments in Municipal Infrastructure
Key investments in municipal infrastructure are needed to support economic development and address health and safety concerns.  For example, transit investments are necessary to improve mobility in urban centres and relieve pressure on strategic corridors for the movement of goods.  Improved transit services attract new riders, reduce the amount of time people must spend commuting and help reduce emissions that are harmful to the environment.

A number of initiatives are underway to help municipalities finance these projects.  Investments under the Canada-Ontario Municipal Rural Infrastructure Fund (COMRIF) as well as the Ontario Strategic
Infrastructure Financing Authority (OSIFA) loan program are helping communities renew and improve infrastructure such as local roads and bridges, and water and wastewater facilities.

OSIFA is an innovative financing vehicle that provides Ontario's municipalities and other broader public-sector partners with access to low-cost and longer-term loans to renew and build critical public infrastructure. OSIFA funds its low-cost and longer-term loans through the sale of Infrastructure
Renewal Bonds.

OSIFA currently provides infrastructure renewal loans to Ontario's municipalities.  To date, OSIFA has committed to provide 166 municipalities with $2.1 billion in low-cost and longer-term loans for more than 1,000 local infrastructure projects in eight critical areas:

[A pie chart showing the OSIFA loan portfolio distribution.]

o    clean water infrastructure;
o    sewage infrastructure;
o    municipal roads;
o    municipal bridges;
o    waste management infrastructure;
o    public transit;
o    municipal long-term care homes; and
o    renewal of municipal social housing.

OSIFA's infrastructure renewal loans are
making a real difference in communities
across Ontario, from Red Lake in
northwestern Ontario, to St. Thomas in
southern Ontario, to Kingston in eastern
Ontario. The majority of municipalities (146
out of 166 municipalities) borrowing from OSIFA are smaller communities with populations under
100,000.  Smaller communities, especially smaller rural and northern communities, achieve significant savings by borrowing through OSIFA. Collectively, the municipalities participating in OSIFA's loan program are saving millions of dollars in interest charges and transaction fees over the life of their loans--savings that benefit local taxpayers.

New Directions for OSIFA

Beginning in 2005-06, the OSIFA loan program is being broadened so that Ontario's municipalities will be able to use
OSIFA's low-cost and longer-term infrastructure renewal loans to support investments in local culture, tourism and recreation infrastructure projects that promote economic development and improve quality of life for residents. OSIFA's infrastructure renewal loans provide municipalities with the financial flexibility they need to build vibrant and prosperous communities.

Later this year, universities will be able to apply for the same low-cost and longer-term loans that municipalities have been using to make critical investments in their communities.  OSIFA's infrastructure renewal loans will provide universities the financial flexibility needed to remain world-class educators and innovators by investing in facilities that support student education and academic research.

Energy conservation projects will be a key OSIFA priority for both the municipal and university sectors.

Ontarians will be able to invest in infrastructure projects in their communities by purchasing retail Infrastructure Renewal
Bonds (IRBs).  Retail IRBs will provide Ontarians with a solid investment for their future and the future of their communities.  OSIFA will use the proceeds raised from the sale of IRBs to provide low-cost and longer-term infrastructure renewal loans to Ontario's municipalities and universities.

Section V: Unlocking the Potential of Ontario's Cities and
Regions

All cities and regions contribute to Ontario's wealth generation potential and quality of life.  Between
1994 and 2004, all regions in Ontario experienced positive growth rates for both employment and
GDP, but economic growth is not automatic, and different cities and regions are on different paths.

Helping all areas of Ontario to contribute and share in growing prosperity is a key Provincial priority.
With investments in skills and infrastructure, the government can help cities and regions to develop a competitive social and business environment that attracts investment and jobs.  The federal and municipal levels of government must also make investments and implement programs to complement
Ontario's efforts.

URBAN GROWTH AND THE GREATER GOLDEN HORSESHOE
The population of the Greater Golden Horseshoe2 is expected to grow from 8.2 million in 2004 to
11.5 million by 2031.  In 2004, this region is estimated to have contributed approximately 70 per cent of Ontario's GDP and 29 per cent of Canada's GDP,3 and represents the heart of Ontario's export-
oriented economy.  The region's proximity to U.S. markets is a major advantage.

The Greater Golden Horseshoe provides employers with access to a highly skilled and richly diversified labour force. The area is also Canada's most popular destination for new Canadians. While the influx of people into the Greater Golden Horseshoe has strengthened its economic potential by expanding the labour force and increasing demand for goods and services, the rapid growth in population has also placed pressure on infrastructure and on health, education and municipal services.

The government has responded by setting the stage for a more co-ordinated approach, through supporting infrastructure investments and enhanced redevelopment tools.  This includes the following initiatives:

o    developing a comprehensive growth plan that will help guide development and infrastructure investment decisions in the Greater Golden Horseshoe over the next three decades;
o    partnering with the City of Toronto and the federal government in a $1 billion, five-year Toronto
     Transit Commission (TTC) transit investment plan;

--------
     2   The Greater Golden Horseshoe includes Brant; Dufferin; Durham; Haldimand; Halton; City of Hamilton;
         Kawartha Lakes; Niagara; Northumberland; Peel; Peterborough; Simcoe; City of Toronto; Waterloo; Wellington;
         and York.
     3   Estimates from Centre for Spatial Economics and Statistics Canada.

o    funding transit throughout the Greater Golden Horseshoe through the sharing of gas tax revenues and $514 million in transit grants and subsidies;
o    strengthening transit links in the region through the proposed establishment of a Greater Toronto
     Transportation Authority (GTTA);
o    working with the federal government to secure a comprehensive immigration agreement;
o    building on existing tools for brownfield redevelopment to discourage sprawl and encourage infill development; and
o    examining options for the development of potential legislation to implement Tax Increment
     Financing (TIF), a financial tool to promote urban regeneration.

A discussion of the Greater Golden Horseshoe would be incomplete without recognizing the unique role of the City of Toronto.  The City's share of the Greater Golden Horseshoe population and its significant contribution to Ontario and Canadian GDP highlight the importance of Toronto to
Ontario's economic prosperity.

In addition to its size and strategic location, Toronto has been identified as the most advanced of
Canada's international cities.  As Canada's leading city, Toronto is in competition with other nations'
leading cities such as London, Frankfurt, New York, Los Angeles and Hong Kong.4

The Ontario Government is engaged in consultations with the City of Toronto regarding governance and fiscal tools.

--------
     4   A 2002 study by the Globalization and World Cities Research Group and Network, which ranked major cities against the benchmark of London.

Strengthening Ontario Through an Empowered Toronto

Toronto contributes roughly 46 per cent of Ontario's GDP, and 19 per cent of Canada's GDP.5  The strength of Toronto is demonstrated by the diversity in the range of local economic activities, including research and financial services, as well as cultural and entertainment sectors.  The City manages Canada's largest transit system and provides a broad range of services to one of the most diverse populations on earth.

Ontario recognizes the City of Toronto as a mature level of government that must become self-reliant and financially sustainable in order to prosper in the global economy.  As a result, the Province is working closely with Toronto officials to complete the City of Toronto Act review, which will result in proposed legislation to modernize the City's governance and fiscal framework. In return for the proposed expanded powers, the Province would ensure that Toronto meets the rigorous accountability requirements that taxpayers demand.

Canada, Ontario and City of Toronto officials are working to establish a tri-lateral framework agreement.  This agreement will outline how the three levels of government will collaborate on urban development issues. The City has identified the
Regent Park Revitalization project as its first priority under the proposed agreement. This will lead to the renewal of a
50-year-old public housing project to physically reconnect and reintegrate this community with the surrounding neighbourhoods. Bringing new vitality and business to the east downtown area, the new Regent Park will become a model of economic, social, environmental and cultural sustainability.

Throughout 2005-06, the Province will also continue to work with Toronto on shared challenges such as transit investment and the renewal of public infrastructure to ensure that the City retains its prominence as an attractive place to live, work and invest.

Alongside the economic power provided by the Greater Golden Horseshoe and Toronto, it is also important to recognize the economic growth and diversity that all Ontario cities contribute to the
Ontario and Canadian economies.

Strong Cities and Urban Networks
With a critical mass of people, infrastructure and industrial diversification, cities are valuable hubs for innovation and key assets for their regional economic networks. Cities are able to sustain deep pools of entrepreneurs, investors, researchers and firms providing critical business services.  These pools are essential for turning raw ideas into new products and services to be commercialized and sold in the global marketplace.

--------
     5   Conference Board of Canada, for the Toronto Census Metropolitan Area.

[A graph showing the share of total employment of major employment sectors for selected CMAs for 2004.]

Having said this, Ontario's cities are not all
the same.  They vary considerably in their
industrial makeup, size, infrastructure and
market relationships--including their
linkages to surrounding rural areas.

Ontario's cities and municipalities play
important roles as locations for business.
Appropriate Provincial support is necessary
to ensure that they can continue to provide
world-class settings for employment,
investment and quality of life.

STRONG, SUSTAINABLE
MUNICIPALITIES
Many of the services that help make Ontario businesses competitive--such as water, waste collection, transit and roads--are delivered at the local level.  The Province recognizes the important role that all municipalities play in delivering these services, and believes that ensuring well-funded, efficient municipal services contributes to the economy by creating greater certainty for investors and maintaining a high quality of life for residents.

In an effort to create greater transparency within the municipal sector, the government has re-
examined the municipal-provincial fiscal relationship and has introduced the Ontario Municipal
Partnership Fund (OMPF), a new funding formula that is fairer and easier to understand than the previous Community Reinvestment Fund (CRF) grant.

Ontario Municipal Partnership Fund

The Ontario Municipal Partnership Fund (OMPF) was introduced in 2005 to replace the Community Reinvestment Fund
(CRF) as the Province's main transfer program for funding municipalities.  The OMPF is a fairer, more transparent program providing similar municipalities with similar funding.  Through a clear and understandable system of grants, the new model:

o    assists municipalities with their social program costs;
o    includes equalization measures;
o    addresses challenges faced by northern and rural communities; and
o    responds to policing costs in rural communities.

Eligible municipalities will receive $656 million through the OMPF in calendar 2005.  This represents an increase of
$38 million, or 6.1 per cent, over CRF funding received in 2004.
---------------------------------------------------------------------------------------------------------------

The government is also undertaking a range of initiatives to support the municipal sector, which include the following:

o    effective October 2004, providing municipalities with one cent per litre of Provincial gas tax revenues. The share of Provincial gas tax revenues will increase to one and a half cents per litre in
     October 2005 and two cents per litre in October 2006.  By the end of 2007-08, over $858 million of Provincial gas tax revenues will be invested in 83 transit systems, serving 110 municipalities;
o    working with Ontario municipalities to ensure they receive their fair share of the federal gas tax funding;
o    increasing the Provincial share of public health costs from 50 per cent in 2004 to 75 per cent by
     2007;
o    implementing a new comprehensive affordable housing strategy with the Government of Canada to create more than 15,000 affordable housing units in Ontario's municipalities;
o    ensuring that the province's drinking water remains clean and safe, the government is investing
     $209 million in infrastructure that treats and distributes water and that collects and treats wastewater. This is in addition to investments to be made through COMRIF.  An additional
     $7 million, for a total of $49 million over five years, is being invested to help municipalities and others map watersheds, analyse water quality and quantity in watersheds, and identify potential threats;
o    bringing greater accountability and transparency to land-use planning by passing the Strong
     Communities (Planning Amendment) Act, which puts planning decisions back in the hands of municipalities; and
o    strengthening the provincial-municipal relationship by signing an agreement with the Association of Municipalities of Ontario (AMO) that gives municipalities a say in federal-provincial negotiations that directly affect municipalities.

STRENGTHENING RURAL ECONOMIES
There are significant economic benefits that Ontario's rural communities can derive from improved economic linkages with their neighbouring cities and urban centres.  Ontario is strengthening these urban-rural networks, by encouraging neighbouring municipalities to pursue shared interests and complementary benefits that lever local diversity and promote growth and prosperity in all cities and regions.

As Ontario's rural plan Strong Rural Communities notes, "The success Ontario enjoys as the economic engine of the country owes much to the strengths of our rich agriculture, forestry, mining and manufacturing sectors.  In fact, many auto parts manufacturers and their suppliers are located in rural
Ontario."  Reflecting these strengths, rural communities have performed relatively well over the past two decades, especially when compared to the rest of rural Canada.

To encourage future growth in Ontario's rural communities, the government is focused on strengthening the economic linkages between Ontario's rural and urban centres by investing in the infrastructure that links communities across the province, and the education and skills that will attract investment and jobs.  In keeping with these objectives, the government has launched a comprehensive plan for rural Ontario that provides a policy framework to guide future investment.

Rural Investments

Ontario is contributing $298 million to the Canada-Ontario Municipal Rural Infrastructure Fund (COMRIF), a partnership with the federal government and municipalities that addresses local priorities in rural Ontario.  Over five years, this initiative is expected to stimulate up to $900 million in infrastructure investments.  Other rural investments include:

o    $28 million in 2005-06 for Rural Economic Development (RED) projects;
o    $31 million, announced in September 2004, to strengthen programs, services and staffing in rural schools; and
o    $14 million in telemedicine technology in 2004-05 to deliver health care services to more remote Ontario communities.

The Province has also provided support to grain and oilseed farmers, the cattle industry, and communities and farmers transitioning from tobacco production.

A PLAN FOR NORTHERN PROSPERITY
Building on the Northern Prosperity Plan announced in the 2004 Budget, the government remains committed to growing the northern economy and promoting the north as a region with untapped economic potential.  Key elements of this plan include programs that market the north's strengths to potential investors within Ontario and internationally, and initiatives to support northerners in investing in their own communities.

These and other initiatives are helping to reinvigorate Ontario's northern communities, provide opportunities for youth in the region, and rekindle a spirit of optimism about the north's future.

Recent employment growth in northern Ontario is encouraging.  The region added 5,500 jobs in the last year.  Its two largest cities, Sudbury and Thunder Bay, recorded net job gains of 1,300 and 700 respectively.

In 2005-06, the government will expand the Northern Prosperity Plan to include support for geological mapping that will open up the mining potential in the Far North.  A total of $15 million will be invested over three years.

Other initiatives to support northern communities include:

o    Investment of approximately $297 million for northern Ontario highway rehabilitation and expansion projects.  This includes moving forward with the completion of four-laning projects on
     Highways 11 and 69, in seven and 12 years respectively.
o    A renewed annual contribution of $60 million to support the Northern Ontario Heritage Fund
     Corporation's (NOHFC) new mandate.  The new mandate focuses on private-sector job creation, youth, community development, emerging technologies, telecommunications and energy conservation.  In addition to this significant contribution, in 2005-06, NOHFC will spend
     $55 million for commitments made under the previous NOHFC mandate that focused on community infrastructure initiatives.
o    The Northern Ontario Grow Bonds pilot program.  Issued exclusively to northerners, Grow Bonds offer an annual return of four per cent for a fixed five-year term.  Proceeds from approximately
     $13 million worth of bonds will be used to provide loans to new and growing businesses in northern communities.
o    $5 million to support the Government of Ontario (GO) North investor program, an international marketing campaign launched in 2004 to showcase the north's competitive advantages and attract large-scale investments to northern municipalities.
o    Establishment of a new community-based nursing education pilot in northern Ontario.
o    The new Northern Ontario School of Medicine will welcome its first class in the fall of 2005 on two main campuses in Thunder Bay and Sudbury.  The school will have additional teaching and research sites across northern Ontario contributing to improving the health of people living in small and large communities across this region.
o    The government announced consultations on Provincial Land Tax (PLT) reform in the 2004
     Budget. The government is currently reviewing feedback from the consultations and will be reporting shortly.

Conclusion

This Budget outlines the government's strategy to foster a strong, innovative economy and supports the objectives outlined in the fall 2004 Premier's Progress Report Getting Results for Ontario: A
Progress Report.  The investments and initiatives outlined in this Budget will help to bring real, positive improvement to Ontario's standard of living and enhance the productivity of Ontario's economy in years to come.

Underpinned by a firm commitment to fiscal discipline, the government's plan for a new generation of economic growth will:

o    launch the McGuinty Government Plan for Postsecondary Education;
o    maintain a competitive tax environment;
o    modernize regulation;
o    invest in key sectors;
o    spur innovation;
o    invest to renew and enhance Ontario's physical infrastructure; and
o    unlock the economic potential of Ontario's cities and regions.

This strategy will make significant progress towards unlocking Ontario's full potential.  However, results could be achieved even faster with active support from Ontario's municipal governments, as well as federal government investments in Ontario commensurate with Ontario's important role in
Canada's future prosperity.

With all stakeholders working together, Ontario can become the place to live, work and invest.